Exhibit 99.1

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES TERMINATION OF

AGREEMENT TO PURCHASE WILPRISE AND TRI-STATES PIPELINES

PHILADELPHIA, September 19, 2003 — Sunoco Logistics Partners L.P. (NYSE:SXL) announced previously that it had reached definitive agreements with the Williams Companies, Inc. (“Williams”) to purchase its 37.35 percent interest in Wilprise Pipeline Company, L.L.C. (“Wilprise”) and its 16.67 percent interest in Tri-States NGL Pipeline, L.L.C. (“Tri-States”) subject to rights of first refusal held by existing owners. Williams has notified Sunoco Logistics that one or more of the owners in each of Wilprise and Tri-States will exercise their rights of first refusal to purchase Williams interest in those entities.

Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics, said, “While we are disappointed that we will be unable to consummate these particular transactions, Sunoco Logistics intends to continue to seek acquisition and expansion opportunities that will be accretive to our cash flow.”

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate Sunoco, Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline system consists of approximately 1,900 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 9.2 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in the Yellowstone Pipe Line Company. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 16.0 million barrels of crude oil terminal capacity (including 12.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ Web site at www.sunocologistics.com.

Statements made in this release that are not historical facts are forward-looking statements. These forward-looking statements reflect our expectations, which we believe to be reasonable, regarding the proposed acquisition. However, these expectations are subject to the accuracy of the information we have about the current operations of the assets or the entities to be acquired, the actual cost of financing the acquisition, the future plans of shippers, our ability to successfully implement changes in operations of the assets and many other factors. We caution you that the forward-looking statements in this release involve a number of risks and uncertainties that may affect our business prospects and performance, causing actual results to differ materially from those discussed in this release. These risks and uncertainties are described in our June 30, 2003 Quarterly Report on Form 10-Q (filed with the Securities and Exchange Commission on August 7, 2003) and include, among other things: our ability to successfully consummate announced acquisitions and integrate them into existing business operations; the ability of announced acquisitions to be cash-flow accretive; general business and economic conditions; increased competition; changes in demand for crude oil and refined products; loss of a major customer; changes in our tariff rates; and changes in throughput of third-party pipelines that connect to our refined product pipelines and terminals. Other unknown or unpredictable factors also could have a material adverse effect on our future results. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events.